EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
December 19, 2005

USEC Provides Update

•	Increases 2005 earnings guidance to range of $27 to $30 million after $56 million net of taxes American Centrifuge expense

•	2006 earnings and cash flow from operations is expected to continue positive trend

•	2006 is a critical year for American Centrifuge program as USEC evaluates performance data, costs and schedule

•	Given earlier delays, USEC is realigning schedule for American Centrifuge deployment while continuing to meet DOE milestones

•	USEC continues to be confident in advanced enrichment technology, and made good progress on resolving technical issues this year

•	Spending on American Centrifuge continues to increase in 2006 as planned

•	2006 is also critical year for negotiating electric power cost until USEC can transition to American Centrifuge at the end of the decade

Bethesda, MD – USEC Inc. (NYSE: USU) today updated its 2005 earnings guidance and provided an outlook for the American Centrifuge program in the coming year.

2005 Earnings Guidance Update

USEC expects full year revenue to total $1.55 billion. Net income in 2005 is expected to be in a range of $27 to $30 million after American Centrifuge expense, or 31 to 35 cents per share. This is an $8 to $9 million improvement in net income over guidance provided in early November and is primarily a result of lower than budgeted spending on the American Centrifuge in the fourth quarter and deferred revenue being recognized for earlier deliveries of uranium. Expenses in 2005 related to the American Centrifuge are expected to total approximately $90 million. Without this investment in the Company’s future technology, net income in 2005 would be higher by about $56 million or 65 cents per share. The Company is reviewing a potential increase in its accrual for disposal of depleted uranium, or tails, that could potentially reduce net income in 2005. Disposition of these tails is not expected to occur for several decades.

Movement and timing of orders into the fourth quarter is expected to increase customer collections for 2005 and improve cash flow from operations above previous guidance. USEC also repurchased $36 million of bonds due in January 2006 during the current quarter and expects to refund the remaining $289 million in bonds at maturity with a combination of cash and a bank credit facility. USEC anticipates its year-end cash balance to be between $240 and $250 million.

“The fundamentals of our core business have improved,” USEC President and Chief Executive Officer John K. Welch said. “After several years of declining or relatively flat prices for enrichment, we are seeing an upturn in the average prices invoiced to our customers, a trend we expect to see continue next year. We are seeing further upward pressure on market prices for enrichment, given higher demand and higher power prices.

“We are reaping the benefits of actions taken in the past year to reduce costs and to make our Paducah plant as efficient as it has been in decades. We are also maximizing our ability to underfeed the Paducah plant so as to generate additional natural uranium for sales at today’s higher market prices, which carries an attractive profit margin.

“The result of these actions can be seen in improved earnings and cash flow in the near term, but equally important, we are positioning our business for the challenges we face in the future. We are continuing our discussions with the Tennessee Valley Authority regarding power prices beyond May 2006 when our current pricing agreement will expire. An expected increase in electric power prices will likely increase our production costs significantly,” Welch added.

USEC expects to see the Company’s positive trends continue in 2006 and be reflected in its financial results with higher revenue from SWU and uranium sales, improved net income over 2005, and higher cash flow from operations that will fund higher spending on demonstrating the American Centrifuge in 2006. The Company anticipates providing more specific guidance for 2006 when it releases fourth quarter earnings.

American Centrifuge Outlook

In recent months, USEC has made good progress in resolving issues identified during the summer related to the quality of materials and performance of some centrifuge components. USEC is testing individual prototype machines in highly specialized test equipment located in Oak Ridge, Tenn. These tests are providing initial performance data, allowing for modifications to be made to centrifuge components prior to Lead Cascade operations. The Demonstration Facility in Piketon, Ohio has been prepared for the Lead Cascade machines that will be built and installed during the first half of 2006. The process of obtaining an operating license from the U.S. Nuclear Regulatory Commission for the American Centrifuge Plant is also proceeding on schedule. USEC believes the NRC is on track to issue the license by early 2007.

Welch reported to the Board of Directors last week on his assessment of the program, which has been a major focus of his activities since joining USEC in October. “I am very confident about the American Centrifuge technology. Nonetheless, building a new enrichment plant is a very large, complex project,” Welch said. “With dozens of new nuclear power plants being planned around the world, our customers are counting on a reliable supply of enriched uranium. We are building a plant that will provide that supply for decades to come, and we want to ensure that we are building the most efficient and cost-effective enrichment plant possible.

“We believe that 2006 will be a critical year in the demonstration of the American Centrifuge. Successful operation of the Lead Cascade will allow us to evaluate performance data, refine our cost estimates and confirm a deployment schedule in order to assure that shareholders receive appropriate value for their investment,” Welch said.

The Company remains confident that all milestones included in the 2002 DOE-USEC Agreement will be met. USEC plans to achieve its next milestone – obtaining satisfactory performance and reliability data – by October 2006. However, given the previous delay for beginning Lead Cascade operations, USEC is no longer managing the program to meet the accelerated schedule that moved up the remaining milestones by about one year.

“Given the rising cost of electricity – the largest cost component of our production – USEC is intently focused on deploying the energy-saving American Centrifuge technology as soon as possible,” Welch said. “But my experience with large construction projects tells me that the accelerated schedule set previously is no longer feasible and it could be a far more expensive path to follow.”

Forward Looking Statements

This document contains “forward-looking statements” – that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: market demand for our products and services, including the refueling cycles of our customers; changes in the nuclear energy industry; pricing trends in the uranium and enrichment markets; our dependence on deliveries under the Russian Contract and on a single production facility; the impact of the availability and cost of electric power on our production levels and costs; the implementation of agreements with the Department of Energy regarding uranium inventory remediation and the use of centrifuge technology and facilities; the success of the demonstration and deployment of the American Centrifuge technology and the costs to develop that technology; our ability to successfully execute our internal performance plans; final determinations of environmental and other liabilities; the outcome of litigation, arbitration and international trade actions; changes to existing restrictions on imports of foreign-produced low enriched uranium and uranium; our ability to issue debt and equity securities; performance under U.S. government contracts and audits of allowable costs billed under U.S. government contracts; the impact of government regulation; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A. We do not undertake to update our forward-looking statements except as required by law.

USEC Inc., a global energy company, is the world’s leading supplier of enriched uranium fuel for commercial nuclear power plants.

# # #

Contact:

Steven Wingfield (301) 564-3354